                                                                    EXHIBIT 11.1
                           FRACTAL DESIGN CORPORATION
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                       YEAR ENDED MARCH 31,
                                                                    1996       1995       1994

Weighted average common shares outstanding....................      9,428      7,926       5,805
Dilutive effect of stock options (1)..........................      1,298      1,245       1,121
Mandatorily redeemable common stock issued to
   Adobe Ventures, L.P. on July 21, 1995 (1)..................        119        204         204
Mandatorily redeemable convertible preferred stock (1)........        617      1,057       1,057
Dilutive effect of warrants (1)...............................        141         53          53
                                                                  -------    -------    --------
Number of shares used to compute net income per share.........     11,603     10,485       8,240
                                                                  =======    =======    ========
Net income (loss).............................................    $ 2,926    $ 1,759    $ (1,162)
                                                                  =======    =======    ========
Net income per share..........................................    $  0.25    $  0.17
                                                                  =======    =======
Pro forma net (loss) (2)......................................                          $(1,177)
                                                                                        =======
Pro forma net (loss) per share................................                          $ (0.14)
                                                                                        =======


(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and common equivalent shares, options and warrants issued by the Company during the twelve-month period prior to the effectiveness of the offering regardless of their dilutive effect, have been included as if they were outstanding for all periods presented.

(2) Amounts reflect a pro forma adjustment for income taxes which would have been recorded if the Company had been a C corporation during the year ended March 31, 1994. The pro forma provision for income taxes for this year was $15.